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                                EXHIBIT 99.75


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                           [BORDEN, INC. LETTERHEAD]


                                                              September 30, 1994

Mr. George J. Waydo
2703 Fairfax Drive
Upper Arlington, OH 43220

Dear George:

     This letter will supersede our letter agreement of June 20, 1994 and amend and supplement your earlier agreements with Borden, Inc. dated December 23, 1993 (herein, "Separation Agreement") and May 4, 1994 (herein, "Supplemental Agreement").

     1. Your employment under paragraph 2 of the Separation Agreement is extended through September 30, 1994 so that you may assist in the sale of our Humpty-Dumpty snack unit.

     2. The date in paragraph 5 of your Supplemental Agreement is changed from August 15, 1994 to September 30, 1994.

     3. The amount in paragraph 2 of the Supplemental Agreement is decreased to 80,690.

     4. The amount in paragraph 3 of the Supplemental Agreement is decreased to $2,144.24.

     5. The amount in paragraph 4 of the Supplemental Agreement is increased to $130,690 and the time period for measuring your accomplishments under that paragraph shall be extended through October 31, 1994.

     George, I believe this represents our understanding. Please indicate your agreement by signing below.

                                          BORDEN, INC.

                                      By: /s/ ALLAN L. MILLER
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Agreed:

/s/ GEORGE J. WAYDO
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George J. Waydo